EXHIBIT 99.2

Indevus Receives $120 Million Milestone Payment

from PLIVA for FDA Approval of SANCTURA™

Michael Rogers

EVP, CFO and Treasurer

(781) 861-8444

William B. Boni

Vice President, Corp. Communications

(781) 402-3410

LEXINGTON, MA, June 2, 2004 - Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has received a milestone payment of $120 million from PLIVA d.d. for the approval of SANCTURA by the U.S. Food and Drug Administration, announced on May 28, 2004.

This payment was provided for under the co-promotion and licensing agreement between Indevus and PLIVA announced on April 7, 2004. Under that agreement, SANCTURA will be co-promoted by a joint sales force of Indevus and PLIVA through its specialty branded subsidiary, Odyssey Pharmaceuticals, Inc.

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the development and commercialization of a diversified portfolio of pharmaceutical product candidates, including multiple compounds in development: SANCTURA, pagoclone for panic and generalized anxiety disorders, IP 751 for pain and inflammatory disorders, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, aminocandin for systemic fungal infections and citicoline for stroke.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA; risks associated with contractual agreements; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the commercialization of SANCTURA and for the development of our other products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.